Exhibit 21 - List of Subsidiaries of the Registrant





   Farmers & Merchants Bank (incorporated in Virginia)
   TEB Life Insurance Company (incorporated in Arizona)
   Farmers & Merchants Financial Services (incorporated in Virginia), a subsidiary of Farmers & Merchants Bank